UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2015

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in charter)

Cayman Islands	001-34409	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road

Beijing, 100107

People’s Republic of China

 (Address of Principal Executive Offices) (Zip code)

(86) 10-84945799

 (Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2015, Recon Technology Ltd. (the “Company”) entered into a share purchase agreement (the “SPA”) by and among Qinghai Hua You Downhole Technology Co., Ltd., a P.R. China limited liability company (“QHHY”), the shareholders of QHHY, and Recon Hengda Technology (Beijing) Co., Ltd., our wholly owned P.R. China subsidiary (“Recon BJ”), pursuant to which Recon BJ agreed to acquire QHHY in exchange for $3.60 million worth of the Company’s ordinary shares (the “Shares”) and up to $4.8 million in cash. Pursuant to the SPA, the Shares will be issued at 120% of the weighted average closing price of the Company’s ordinary shares and will be subject to a 12-month lock-up period. The Company’s payment of the cash consideration in the transaction is subject to QHHY achieving certain net revenue targets for fiscal year 2016 and 2017, as described in more detail in the SPA. QHHY was partially owned by one of the Company’s directors, Chen Guangqiang. Mr. Chen sold his ownership interest in QHHY on January 17, 2015 but remains a management level employee of QHHY. The current shareholders of QHHY are not affiliated with the Company.

QHHY has agreed, among other covenants, to cause its business to operate in its ordinary course, consistent with past practice, during the period between execution of the SPA and the closing of the transaction and to not engage in specified types of actions during this period. The Company may terminate the SPA if, among other things, the Company’s due diligence of QHHY has not been completed to its satisfaction and if shareholder approval of the transaction is not obtained. The Company expects to hold a shareholders’ meeting sometime in February 2016 following the Company’s receipt of QHHY’s audited financial statements.

In conjunction with the SPA, Recon BJ entered into a series of control agreements (the “Control Agreements”) with QHHY and its shareholders related to the transfer of ownership in QHHY to Recon BJ. The Control Agreements consist of an exclusive equity interest purchase agreement (the “Equity Interest Purchase Agreement”), the equity interest pledge agreement (the “Equity Pledge Agreement”), powers of attorney for each of the three shareholders of QHHY (the “Powers of Attorney”) granting Recon BJ exclusive authority to perform the duties and obtain the rights of the shareholders of QHHY, and an exclusive technical consulting and service agreement (“Exclusive Technical Consulting and Service Agreement”) granting Recon BJ the right to provide exclusive technical consulting services to QHHY in exchange for 100% of QHHY’s quarterly profit, among other things. The Control Agreements will not become effective until after the Company obtains shareholder approval of the transaction.

The SPA is filed as Exhibit 10.1 to this Report. The Equity Interest Purchase Agreement is filed as Exhibit 10.2 to this Report. The Equity Pledge Agreement is filed as Exhibit 10.3 to this Report. The Powers of Attorney of QHHY’s three shareholders are attached as Exhibits 10.4, 10.5 and 10.6 to this Report and the Exclusive Technical Consulting and Service Agreement is attached as Exhibit 10.7 to this Report. The above description of the SPA and Control Agreements does not purport to be complete and is qualified in its entirety by reference to the SPA and Control Agreements filed herewith as exhibits to this Report.

Item 8.01 Other Events.

On December 7, 2015, the Company issued a press release announcing an agreement for the Company to purchase Qinghai Hua You Downhole Technology Co., Ltd. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Share Purchase Agreement, dated as of December 1, 2015, by and between Recon Technology Ltd., Recon Hengda Technology (Beijing) Co., Ltd., Qinghai Hua You Downhole Technology Co., Ltd. and its shareholders.

10.2	Exclusive Equity Interest Purchase Agreement, dated as of December 1, 2015, by and between Recon Hengda Technology (Beijing) Co., Ltd., Haung Baokun, Shi Jing and Li Suzhen.

10.3	Equity Pledge Agreement, dated as of December 1, 2015, by and between Recon Hengda Technology (Beijing) Co., Ltd., Huang Boakun, Shi Jing and Li Suzhen.

10.4	Power of Attorney of Huang Baokun.

10.5	Power of Attorney of Shi Jing.

10.6	Power of Attorney of Li Suzhen.

10.7	Exclusive Technical Consulting and Service Agreement, dated as of December 1, 2015, between Recon Hengda Technology (Beijing) Co., Ltd. and Qinghai Hua You Downhole Technology Co., Ltd.

99.1	Press Release dated December 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECON TECHNOLOGY, LTD.

Date: December 7, 2015	By:	/s/ Liu Jia
Name: Liu Jia
Title: Chief Financial Officer